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                                                                    EXHIBIT 3.03
                                                                    ------------


                          CERTIFICATE OF RETIREMENT
                                     OF
          SERIES A, SERIES B, SERIES C AND SERIES D PREFERRED STOCK
                                     OF
                              AUTOWEB.COM, INC.

     Autoweb.com, Inc, a Delaware corporation, hereby certifies:

     1. That at a duly noticed and held meeting, the Board of Directors of the corporation duly adopted a resolution that identified shares of capital stock of the corporation, which, to the extent hereinafter set forth, had the status of retired shares.

     2. The shares of capital stock of the corporation that are retired are identified as being Series A, Series B, Series C, and Series D Preferred Stock, each share with a par value of $0.001 per share.

     3. That the Certificate of Incorporation of the corporation prohibits the reissuance of the shares of Series A, Series B, Series C, and Series D Preferred Stock; and pursuant to the provisions of Section 243 of the Delaware General Corporation Law, upon the effective date of filing of this certificate, the Certificate of Incorporation of the Company shall be amended so as to effect a reduction in the authorized number of shares of the Company's capital stock to the extent of, respectively, 2,474,486 shares of Series A Preferred Stock, 2,550,000 shares of Series B Preferred Stock, 2,369,969 shares of Series C Preferred Stock and 1,255,521 shares of Series D Preferred Stock, being the total number of shares retired with a par value of $0.001.

     IN WITNESS WHEREOF, said corporation has caused this Certificate of Retirement to be signed by its duly authorized officers this ____ day of ____________, 1999.

                                    AUTOWEB.COM, INC

                                    By:_____________________________________
                                       Dean A. DeBiase, President and Chief
                                       Executive Officer